Exhibit 99

             Dillard's, Inc. Reports April Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 4, 2006--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended April 29, 2006 were $563,000,000 compared to sales for the four weeks ended April 30, 2005 of $514,015,000. Sales increased 10% for the four-week period in both total and comparable stores.
    Sales for the thirteen weeks ended April 29, 2006 were $1,839,957,000 compared to sales for the thirteen weeks ended April 30, 2005 of $1,804,086,000. Sales increased 2% for the thirteen-week period in both total and comparable stores.
    During the four weeks ended April 29, 2006, sales were above the average company trend in the Western region. Sales were consistent with trend in the Eastern and Central regions.
    During the four weeks ended April 29, 2006, sales of children's, juniors' and men's apparel significantly exceeded the Company's average sales performance for the period. Sales of cosmetics and ladies' apparel were significantly below trend.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers.
    The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965